Exhibit 99.2

SMHG 1Q 2010 Earnings Teleconference Script

Introduction: George L. Ball, Chairman of Sanders Morris Harris Group

GLB

Thank you, Operator, and good morning everyone. Welcome to Sanders Morris Harris Group’s earnings release conference call for the first quarter of 2010. With us today, by phone or in person, are:

Rick Berry, Chief Financial Officer

Steve Cordill, President of Wealth Management,

Ric Edelman, President,

Bruce McMaken, Executive Vice President, and

John Unger, Senior Vice President and General Counsel.

GLB	In a moment, I will turn the call over to Rick Berry. He will discuss our financial results for the first quarter of 2010. It will be followed by a question and answer session. Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release. Rick –.

RB	I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB

You should have had a chance to review our earnings release. It outlines in some detail the components of our first quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

We had a good quarter. Our net income from continuing operations was $1.9 million, or $0.07 per share. Revenue was $47.1 million, up 31% from the year-earlier period. The Company recorded an after-tax loss from discontinued operations of $112,000 in the quarter.

GLB next comment

GLB	We were particularly pleased that each of our main lines of business operated at or close to its budgeted earnings, with the exception of institutional services. The latter unit lost $469,000 after-tax. Concept Capital was the major contributor to that loss. Its Washington Research Group business is ramping up more slowly than anticipated. The slow markets and the lag time in getting institutions to reaccredit even strong relationships are the main culprits. However, the business is building and is well managed. That said, our most important single initiative is the expansion of Edelman Financial Services, and Ric Edelman will comment on its progress.

RE	Edelman Financial Services is opening two offices in the Chicago market in June. In August, we plan to open additional offices in Washington, DC, Baltimore and New York. The growth in our current markets, particularly the offices opened recently in metropolitan New York and the newer ones in the Delmarva area, has been significant. We have been adding client assets at a somewhat greater than anticipated rate. We want to ensure that our infrastructure and staffing is in place well in advance of the flow of business. We have seen other companies struggle by growing too fast and we do not want to make that mistake. As a consequence, we are going to delay the opening of the Boston and Detroit offices until the first quarter of next year. That will give us the time to train and staff to support the pleasing surge in clients and assets that we have been experiencing thus far in 2010.

RB	Our financial condition is strong. We have $40.3 million in cash, have paid down our bank debt to $18.5 million from $25 million a year ago. That gives us more than adequate capital to continue the Edelman office growth and to add to our high net worth business. We purchased 360,000 shares of SMHG in the first quarter under our repurchase program and have 330,000 shares remaining under that shareholder authorized plan.

RE	The firm’s client assets rose to $11.8 billion at the end of the first quarter. $4.9 billion of that came from the Edelman offices, and the remaining $6.9 billion from our high net worth businesses. We have seen some acceleration of client asset growth on top of those already robust numbers, but are aware that recently shaken markets could curb those gains.

SRC	Our pipeline of potential wealth management acquisitions is good. We can purchase high quality fee-based practices at attractive, accretive prices, we believe. Several such dialogues are in progress, although none are near fruition at this moment. As Rick Berry noted, we have ample financial capacity to build that business apace with the Edelman expansion.

GLB

Our earnings release mentioned the April filing of the application to make Concept Capital become a separate entity with its own broker-dealer. It is another step toward our becoming a near-pure wealth management firm.

It was also a cog in a quarter when we made steady progress, with a minimum of deviations or distractions. We hope other similar ones lie ahead. With that, we will be pleased to take any questions.